840 Putnam Global Utilities Fund, as of August 31, 2014 annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows

72DD1 (000s omitted)

Class A	4,186
Class B	75
Class C	58
Class M	21

72DD2 (000s omitted)

Class R	26
Class Y	101

73A1

Class A	0.254
Class B	0.164
Class C	0.168
Class M	0.195

73A2

Class R	0.224
Class Y	0.283

74U1 (000s omitted)

Class A	16,176
Class B	433
Class C	384
Class M	104

74U2 (000s omitted)

Class R	112
Class Y	358

74V1

Class A	12.75
Class B	12.70
Class C	12.65
Class M	12.74

74V2

Class R	12.71
Class Y	12.75
Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.